Exhibit 5.1

Goodwin Procter llp 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 415 733 6000

June 17, 2026

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,431,985 shares (the “Shares”) of Common Stock, par value $0.0001 per share (“Common Stock”), of Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (the “2026 Plan”) and the Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”, and together with the 2026 Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Madrigal Pharmaceuticals, Inc.

June 17, 2026

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP